EXHIBIT 23.3

CONSENT OF HENRIK THALENHORST

I refer to the technical report prepared by Strathcona Minerals Services Limited dated November 11, 2011 and technical report prepared by AMC Mining Consultants (Canada) Ltd. dated July 1, 2012 (the “Technical Reports”) referenced in the Registrant’s Annual Information Form (“AIF”) of MAG Silver Corp. for the fiscal year ended December 31, 2012, filed as Exhibit 99.1 to this Annual Report on Form 40-F with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.  I was responsible for preparing, authoring and certifying the Technical Reports.

I hereby consent to reference to my name and to the use of the Technical Reports in the AIF filed as Exhibit 99.1 to this Annual Report on Form 40-F.

Sincerely,

/s/ “Henrik Thalenhorst”
Henrik Thalenhorst
March 27, 2013